Exhibit 5.1

JOseph S. Adams

Partner

312.558.3723

JSAdams@winston.com

December 14, 2020

Abbott Laboratories

100 Abbott Park Road

Abbott Park, IL 60064-6011

Re:	Abbott Laboratories Stock Retirement Program

Ladies and Gentlemen:

Abbott Laboratories (the “Company”) maintains the Abbott Laboratories Stock Retirement Program (the “SRP”), which is designed to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Internal Revenue Service (the “IRS”) last issued a favorable determination letter covering the SRP on May 19, 2017 (the “Most Recent Determination Letter”).

We have acted as counsel to the Company in connection with employee benefit plan compliance matters. In our opinion, all amendments to the SRP that have been adopted since the Most Recent Determination Letter comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The foregoing opinion is based upon and limited to ERISA, as currently in effect, including the statutory provisions, the official guidance thereunder, and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the SRP’s Form S-8 Registration Statement. In giving such consent, we do not thereby concede that we are experts within the meaning of the Securities Act of 1933 (the “Act”) or that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

December 14, 2020 Page 2

Very truly yours,

/s/ Winston & Strawn LLP

cc:	Jessica Paik
Jenny C. Baker

2